                                             [CONFIDENTIAL TREATMENT REQUESTED]
                                                                Exhibit 10.2


               STRATEGIC SUPPLY, SERVICES AND PROMOTION AGREEMENT

         This Strategic Supply, Services and Promotion Agreement (this "AGREEMENT") is entered into as of August 29, 1999 (the "EFFECTIVE DATE"), between IMPRESSE CORPORATION, a California corporation ("IMPRESSE") and HEWLETT-PACKARD COMPANY, a Delaware corporation ("HP").

1        DEFINITIONS

         1.1 "COMPETITOR OF HP" means any entity with a product or service that competes with HP UNIX services (including IBM and Sun), NT-based servers (including Compaq and Dell), LaserJets, DeskJets, OfficeJets, ScanJets (including IBM and Xerox), OpenView, MC/Service Guard, Espeak, WebQoS and storage products (including EMC).

         1.2 "BILLING REVENUE" means revenue recognized or accrued by Impresse from the billing of a buyer End User for the product or service of a vendor End User where Impresse bears the risk of collection, provided that such revenue will not exceed the amount remitted by Impresse to such vendor End User for such product or service billed. Fees or commissions charged by Impresse for performance of the billing service are not included in Billing Revenue and are deemed "Other Fees" for purposes of this Agreement. For example, where a vendor End User fulfills a [*] print job for a buyer End User and Impresse bills the buyer End User for the print job, the total amount of revenue recognized by Impresse would be [*], less any credits, discounts, returns and reasonable reserves for bad debt. Impresse would then remit to the vendor [*] less a transaction fee. If the transaction fee charged to the vendor End User were [*], then [*] of the revenue would be deemed "Other Fees" and [*] would be deemed "Billing Revenue" for purposes of this Agreement. For accounting purposes, in the event of a billing service transaction, the only 'Cost of Goods Sold' recorded and reported by Impresse will be the remittance to a vendor End User that utilizes the Impresse billing service and under no other circumstances will any other expenses be classified as 'Cost of Goods Sold'.

         1.3 "DELIVERY" means standard HP shipping to and arrival at the receiving area at the "Ship To" address in the country where Impresse's order is placed, unless otherwise indicated on the quotation.

         1.4 "END USER" means any third party end user of the Impresse Service. The term "End User" includes but is not limited to HP End Users.

         1.5 "FEES" has the meaning given to such term in SECTION 5.1.

         1.6 "FISCAL QUARTER" means a fiscal quarter of Impresse as of the Effective Date.

         1.7 "HP END USERS" means an End User that is an HP Registered Lead, as defined in Section 4.7.

* Represents confidential information for which Impresse Corporation is seeking confidential treatment with the Securities and Exchange Commission.

         1.8 "HP LOGOS" shall mean HP's name and such logo(s) as HP shall designate from time to time, including all artwork, graphics, icons and other content, to be displayed on the Impresse Service.

         1.9 "IMPRESSE LOGOS" means Impresse's name and logo(s), including all artwork, graphics, icons and other content to be displayed, at Impresse's sole discretion, on the Impresse Service.

         1.10 "IMPRESSE SERVICE" means the Internet based commerce service currently known as Impresse.com that facilitates the automated corporate print procurement for the enterprise environment.

         1.11 "INDIVIDUAL NET REVENUE" has the meaning set forth in SECTION 5.1.

         1.12 "LAUNCH DATE" means the date on which the Impresse service is generally commercially available to End Users.

         1.13 "LOGOS" means the Impresse Logos or the HP Logos as appropriate.

         1.14 "MANAGEMENT TEAM" has the meaning given to such term in
SECTION 6.1(a).

         1.15 "NET REVENUES" means, with respect to any Fiscal Quarter, the amount of revenue recognized or accrued by Impresse under GAAP from Other Fees (defined below) generated from the Impresse Service for such month, less any credits, discounts, returns and reasonable reserves for bad debt related to such revenues. For purposes of this Agreement "Other Fees" means all fees and charges which are recognized or accrued by Impresse under GAAP as revenue generated from the Impresse Service, including but not limited to: (a) all amounts charged to customers, vendors and all other third parties for use of the Impresse Service, (b) those fees and commissions for product sales or services transacted through the Impresse Service including subscriptions, (c) those fees for support provided to suppliers subscribing to the Impresse Service, and (d) transaction fees. Notwithstanding the foregoing, "Other Fees" shall not include any Promotional Revenue or Billing Revenue.

         1.16 "PARTY" means HP or Impresse.

         1.17 "PRODUCTS" means hardware, Software, documentation, accessories, supplies, parts and upgrades that are determined by HP to be available from HP upon receipt of an Impresse order. "CUSTOM PRODUCTS" means Products modified, designed or manufactured to meet Impresse requirements.

         1.18 "PROFESSIONAL SERVICES" means implementation, installation, consulting and other professional services to be provided by HP and to be agreed upon by the parties.

         1.19 "PROMOTION RATIO" has the meaning set forth in SECTION 5.2.

                                             [CONFIDENTIAL TREATMENT REQUESTED]

         1.20 "PROMOTIONAL REVENUE" means fees and charges which are recognized by Impresse under GAAP as revenue generated from the Impresse Service for advertising and other promotion on the Impresse Service website by third parties that are not End Users.

         1.21 "SOFTWARE" means one or more programs capable of operating on a controller, processor or other hardware Product ("DEVICE"). Software is either a separate Product, included with another Product ("BUNDLED SOFTWARE"), or fixed in a Device and not removable in normal operation ("FIRMWARE").

         1.22 "SPECIFICATIONS" means specific technical information about the Products which is published in the Product manuals and technical data sheets in effect on the date HP ships the order.

         1.23 "SUPPORT" means hardware maintenance and repair; Software updates and maintenance; training; and other standard support services provided by HP in connection with the Products. The term "Support" does not include Professional Services.

         1.24 "TERM" shall mean the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date, or such shorter period as may occur in the event of termination under SECTION 11.

         1.25 "TOTAL FEES" means Net Revenue and Promotional Revenue.

2        SUPPLY OF PRODUCTS AND SERVICES

     2.1 PRODUCTS AND PROFESSIONAL SERVICE PURCHASES. Impresse shall specify to HP from time to time which Products and Professional Services Impresse wishes to purchase. Product and Professional Service prices shall be HP's current published list price at the time of order less the discount or at the special rates, if any, specified in EXHIBIT D ("Product Discounts"). In consideration of such discount, Impresse agrees to spend a minimum of [*] on the purchase of Products and Professional Services under this Agreement within one (1) year of the Effective Date. The volume of products purchased under this Agreement shall not count towards the volume of purchases under any other agreement Impresse may have with HP. Product prices include HP's standard warranty coverage upon installation.

     2.2 PURCHASE ORDERS. All purchase orders from Impresse shall reference this Agreement and must be issued to HP during the Term. All orders must be issued to HP with a requested delivery date not to exceed six months from the date of order. All Product purchases made by Impresse under this Agreement shall be in accordance with EXHIBIT E16 ("HP Terms and Conditions of Sale and Service") and EXHIBIT SS ("HP System Support Options"), attached to this Agreement. All purchases of Professional Services made by Impresse under this Agreement shall be in accordance with a separate Professional Services agreement to be entered into by the parties and that will contain the standard terms and conditions HP generally offers to comparable customers purchasing similar professional services.

* Represents confidential information for which Impresse Corporation is seeking confidential treatment with the Securities and Exchange Commission.

     2.3 TECHNOLOGY INSERTION AND SUBSTITUTION. HP reserves the right to sell and ship newer generation Products that are functionally equivalent and greater or equal in performance as they become available.

     2.4 LEASE OPTIONS. HP will use commercially reasonable efforts to complete, within thirty (30) days of the Effective Date, the due diligence necessary to offer Impresse a commercial financing lease for the purchases to be made by Impresse under this Agreement. HP will offer Impresse an operating lease with a technical refresh option, provided that HP determines, in its sole discretion, that such offer is commercially viable.

     2.5 REQUIREMENTS FOR THE IMPRESSE SERVICE. Impresse may only use UNIX and NT servers and associated products supplied by HP to operate the Impresse Service to the extent the price, performance, functionality and availability can, in Impresse's reasonable good faith judgement, be fully satisfied with the then available UNIX and NT servers and associated products supplied by HP. Provided, however, (i) before Impresse may purchase non-HP supplied UNIX and NT servers and associated products for use on the Impresse Service, Impresse must indicate to HP Impresse's price, performance, functionality and availability needs and allow HP to provide a proposal to satisfy such requirements, and (ii) Impresse may only use non-HP supplied UNIX and NT servers and associated products if: (a) HP does not provide such proposal within fifteen (15) days after notification from Impresse; or (b) HP is unable to provide competitive price, performance, functional or availability.

Impresse shall have forty-five (45) days from the date HP delivers a product purchased under this Agreement to remove the equivalent product then currently being utilized for the Impresse Service and to replace such equivalent product with the HP supplied product.

         2.6 Impresse will use commercially reasonable efforts to evaluate HP technologies such as Web QoS, OpenView and MC/Service Guard for integration into the Impresse Service.

3        PORTING OBLIGATIONS AND PROJECT SCHEDULE

3.1 Impresse shall use commercially reasonable efforts to port the Impresse Service to HP-UX computer systems in all their supported configurations and with all associated peripherals and the computer programs in accordance with the terms and other requirements contained in EXHIBIT A ("Porting Equipment and Terms") and according to the Schedule in EXHIBIT B ("PROJECT SCHEDULE"). If such completed port of the Impresse Service achieves levels of performance, operability and functionality equivalent to the levels achieved by the Impresse Service on its then current environment, Impresse agrees that it will operate a substantial portion of Impresse Service on the HP-UX platform.

3.2 HP will provide the equipment specified in EXHIBIT A ("Porting Equipment and Terms") under the terms specified therein. HP shall provide technical assistance at no charge to Impresse for the port of the Impresse Service to HP-UX computer systems commencing on the date Impresse receives the equipment specified in EXHIBIT A and continuing for a period of six (6) months thereafter (the "Porting Period"). During the Porting Period, HP shall provide six (6) engineering weeks of technical assistance. Upon

                                             [CONFIDENTIAL TREATMENT REQUESTED]

          completion of the quality assurance testing, HP shall provide performance and/or tuning assistance using HP facilities and equipment as mutually agreed upon by both Parties.

4        MARKETING; BRANDING; LOGOS; PROMOTION: CO-SELLING

     4.1 ADVERTISING AND MARKETING BUDGET. HP and Impresse each agree to fund co-marketing activities for the Impresse Service (the "CO-MARKETING ACTIVITIES"). During the four (4) calendar quarters following the Launch Date, HP and Impresse each agree to spend [*] in each of such quarters on the Co-Marketing Activities. In each of the following calendar quarters, HP and Impresse each agree to spend on Co-Marketing Activities an amount equal to either: (i) [*] of the Fees received by HP from Impresse during the previous quarter, or (ii) [*], whichever is less. All Co-Marketing Activities funded under this Section 4.1 must be approved by both Parties.

     4.2 BRANDING OF THE IMPRESSE SERVICE AND RELATED MATERIALS. The Impresse Service will be co-branded with the HP Logos and the Impresse Logos. The appropriate HP Logos shall be prominently displayed on all applicable web pages, in all applicable written collateral and applicable advertisements where the Impresse Logo resides and other locations as mutually agreed by both parties. Impresse agrees that the HP Logo will appear `above the fold' on the initial page of the Impresse Service. Impresse will adhere to HP's trademark guidelines for use of the HP Logo. HP reserves the right to require that the HP Logos be removed from any or all such locations.

     4.3 LOGOS. HP and Impresse each will have the right, without separate charge, to use solely as expressly allowed under the terms of this Agreement the other Party's Logos. Each Party's use of the other Party's Logos will adhere to the respective owner's trademark guidelines for such Logos, as revised from time to time with reasonable notice. Neither Party is granted any ownership in or, except as expressly provided herein, license to the trademarks or trade names of the other Party, including the Logos. Each Party agrees (a) to always identify the other's Logos as being the property of such other Party, and (b) that all use of the other's Party's Logos will inure to the benefit of, and be on behalf of, such other Party.

     4.4 PROMOTION BY HP. HP will use commercially reasonable efforts to promote the Impresse Service through HP's marketing activities (including descriptive material on HP's external e-services web site) as HP's premier eservices partner for the corporate print procurement marketplace. HP will use commercially reasonable efforts to promote the Impresse Service to its internal sales force through field communication vehicles such as e-services seminars. HP will make the information available as soon as is commercially reasonable following the Launch Date. The information provided by HP will be updated periodically subject to Impresse providing HP the Impresse Service related content.

     4.5 PROMOTION BY IMPRESSE. Impresse will promote the Impresse Service as an HP e-services partner and as `powered by HP' or similar wording as mutually agreed to by the Parties. Impresse agrees to assist HP to develop appropriate testimonials, datasheets, "success stories"

* Represents confidential information for which Impresse Corporation is seeking confidential treatment with the Securities and Exchange Commission.

                                             [CONFIDENTIAL TREATMENT REQUESTED]

and other HP marketing materials for successful implementation of HP-based solutions in Impresse's business. Impresse agrees to cooperate with HP to host a reasonable number of visits at Impresse's site by prior arrangement with Impresse, by other HP customers or prospective customers to view Impresse's implementation of HP Products. Impresse shall create the marketing collateral and sales tools for the Impresse Service.

     4.6 CO-SELLING. The Parties agree to co-sell the Impresse Service. Co-selling may include activities such as Impresse participating in HP e-services seminars and sales training for both HP sales representatives and distributors, as well as joint account planning, sales calls and mutual assistance in converting Leads into HP End Users. HP and Impresse each agree to identify a focal point, such as an E-services program manager, to work together on co-selling activities. Impresse shall identify initial prospects in specific geographies and work with the HP focal point to develop a joint funnel. Impresse will provide at no cost to HP, assistance and training to HP personnel as may be reasonably requested in order for HP to use, demonstrate and co-sell the Impresse Service. Impresse will use commercially reasonable efforts to integrate the Impresse Service with the Ariba Network to facilitate HP co-selling effort. Impresse shall provide HP with free access to the Impresse Service including all associated documentation. Such access shall be for demonstration, training and co-selling purposes.

     4.7 LEAD REGISTRATION. HP will notify the Management Team in writing or by electronic mail of the identity of each thirty party to whom HP is promoting the Impresse Service (each, a "Lead"). Impresse may reject any Lead upon a determination in good faith that Impresse is already engaged in discussions relating to the Impresse Service with such Lead, and provided that such rejection must be received HP in writing or by electronic mail within five (5) business days after receipt of the notification of such Lead from HP. If notification of rejection is not received by HP from Impresse within five (5) business days, such Lead shall be deemed a "HP REGISTERED LEAD" for purposes of this Agreement.

5        FEES AND REPORTING

         5.1 FEES. In consideration for HP's performance of its obligations under this Agreement, Impresse shall pay HP within thirty (30) days of the end of each month, for each HP End User that used the Impresse Service in such month, an amount equal to [*] of the Individual Net Revenue for such End User (the "FEES"). The "INDIVIDUAL NET REVENUE" for a particular HP End User is Net Revenue recognized or accrued by Impresse as a result of the use by such HP End User of the Impresse Service. Individual Net Revenue includes but is not limited to: (i) all fees charged to such HP End User for the use of the Impresse Service; and (ii) any payments made to Impresse, by the HP End User or any other party, for the use of the Impresse Service in connection with a transaction in which such HP End User was a participant. The payments are exclusive of sales, use, service, value added or like taxes, or customs duties.

         5.2 PROMOTIONAL REVENUE. The parties acknowledge that the parties have agreed to the above Fees based on the understanding that Promotional Revenue is expected to be [*] of the Total Revenue (the "PROMOTION RATIO"). In the event that the Promotion Ratio is

* Represents confidential information for which Impresse Corporation is seeking confidential treatment with the Securities and Exchange Commission.

                                             [CONFIDENTIAL TREATMENT REQUESTED]

[*] or greater, then the parties shall meet and confer in good faith to renegotiate the Fees to include Promotional Revenue in Net Revenue.

         5.3 REPORTING; INTEREST.

               (a) IMPRESSE'S REPORTING. Within fifteen (15) days following the end of each month of the Term, Impresse will provide to HP a report for HP to determine the Fees and other amounts agreed to after the Effective Date to which it is entitled under SECTION 5.1 or otherwise under this Agreement. Such report will include but is not limited to: (i) the total number of End Users that used the Impresse Service in such month; (ii) total number of HP End Users that used the Impresse Service in such month; (iii) the Individual Net Revenue for each HP End User in such month and (iv) the Fees due to HP under this Agreement; and (v) the Promotion Ratio.

               (b) OVERDUE INTEREST. All amounts due hereunder which are not paid when due shall accrue interest from the date due until paid at the per annum rate of ten percent (10%) or the maximum rate permitted by applicable law, whichever is less.

         5.4 TAXES. HP shall be responsible for, and shall pay, all taxes, duties, charges, fees, deductions or withholdings (other than taxes based on Impresse's net income) on any amounts payable to HP hereunder.
Notwithstanding the above, no withholding taxes or similar taxes may be deducted from amounts paid to HP hereunder.

         5.5 AUDIT BY HP. Impresse agrees to maintain for at least three (3) years from the date each payment under this Agreement is due, complete books, records, invoices and accounts with respect to the amounts due to HP hereunder. Upon fifteen (15) days prior written notice to Impresse, HP may, at its own expense, appoint a nationally recognized independent auditor to audit Impresse's records relevant to this Agreement at Impresse's offices during normal business hours, solely for the purpose of confirming the accuracy of the Fees and other amounts payable to HP hereunder. Any such auditors shall (i) agree to be bound by Impresse's standard nondisclosure agreement, and (ii) only report to HP whether or not the payments were accurate, and if not accurate, the amount of the deficiency or surplus, and
(iii) provide the same information to Impresse, as well as their basis for their conclusions. Such audit may be no more often than once every calendar year. If an audit reveals an overpayment by Impresse, HP agrees to promptly refund Impresse for such overpaid amount. If an audit reveals an underpayment by Impresse, Impresse agrees to promptly pay HP the amount of such underpayment, together with overdue interest thereon as specified above. In addition, if such underpayment is greater than 5% of the amounts due for the period so audited, Impresse will also promptly reimburse HP for the cost of the audit as evidenced from such independent auditors bill.

         5.6 NON-DISCRIMINATORY TREATMENT. Impresse agrees that the features which it adds to other portions of its business rather than the Impresse Service, including the design and architecture of the Impresse Service, will not be allocated in a manner which intentionally treats HP in a manner which unreasonably and adversely affects the calculation of Fees. Nothing in the preceding sentence shall be construed to provide HP with an approval right related to Impresse's selection of features, additions or changes to the design and architecture of the Impresse Service. In the event that HP determines that the calculation of Fees has been unreasonably or adversely


* Represents confidential information for which Impresse Corporation is seeking confidential treatment with the Securities and Exchange Commission.

affected as set forth herein, the parties shall meet in good faith to renegotiate the Fees under this Agreement.

6        MANAGEMENT TEAM; OTHER OPPORTUNITIES

         6.1  MANAGEMENT TEAM

               (a) TEAM MEMBERS. Impresse and HP shall each appoint members to a project management team to oversee the relationship between the Parties (the "MANAGEMENT TEAM") and each Party's performance under this agreement. Each Party shall specify the initial Management Team members within ten days of the Effective Date. Each Party may substitute members of the Management Team upon fourteen (14) days prior written notice to the other.

               (b) DUTIES. The Management Team shall meet periodically according to a mutually agreed upon schedule but no less frequently than every six (6) months. Among the responsibilities of the Management Team shall be managing the relationship between the Parties with respect to performance under this Agreement.

Each Party may substitute these contacts upon fourteen (14) days prior written notice to the other.

     6.2 OTHER OPPORTUNITIES. No joint development is contemplated by virtue of this Agreement. If the Parties agree to participate in joint development activities, the rights and obligations resulting from such activities will be covered in a separate agreement.

7        CONFIDENTIAL INFORMATION

     7.1 CONFIDENTIAL INFORMATION. During the term of this Agreement, either Party may receive or have access to technical information, including without limitation source code, as well as information about product plans and strategies, promotions, customers and related non-technical business information which the disclosing Party considers to be confidential and which is marked as confidential at the time of disclosure or which, if disclosed orally, is identified as confidential at the time of disclosure and is followed within thirty (30) days of disclosure with a written memorandum so stating to the receiving party's Designated Recipient for Notice ("Confidential Information"). Confidential Information will be used by only those employees of the receiving party who have a need to know such information for purposes related to this Agreement.

     7.2 PROTECTION OF CONFIDENTIAL INFORMATION. The receiving party will protect any such Confidential Information of the disclosing party from unauthorized disclosure to third parties with the same degree of care as the receiving Party uses for its own similar information for a period of three
(3) years from the date of disclosure, unless otherwise provided in this Agreement. The foregoing restriction will not apply to any information which is (i) already known by the receiving Party prior to disclosure, (ii) independently developed by the receiving Party prior to or independent of the disclosure, (iii) publicly available, (iv) rightfully received from a third party without a duty of confidentiality, (v) disclosed under operation of law, or (vi) disclosed by the receiving Party with the disclosing Party's prior written approval.

8        WARRANTIES

         8.1  HP WARRANTIES.

             (a) Product warranty period and additional information is available with Products, on quotations, or upon request.

             (b) Products purchased from HP outside the U.S. will receive the standard warranty in the country of purchase. If Impresse moves such Products to another country where HP has Support presence, then Impresse will receive the destination country standard warranty.

             (c) Products purchased in the U.S. based on the U.S. list prices will only receive standard warranty in the U.S., except for Products with a global warranty. All Products purchased in the U.S. based on international prices will include a global warranty. A global warranty means that the Product will include the destination country's standard warranty in any country where the Product is moved provided that HP has Support presence in that country.

             (d) Additional warranty coverage may be purchased and that warranty will be limited to the country in which the additional coverage was purchased. Impresse may receive a different warranty when the Product is purchased as part of a system. HP reserves the right to change the warranty. Such changes will affect only new orders.

             (e) The warranty period begins on the date of Delivery, or the date of installation if installed by HP. If Impresse schedules or delays installation by HP more than 30 days after Delivery, the warranty period begins on the 31st day after Delivery.

             (f) HP warrants HP hardware Products against defects in materials and workmanship. HP further warrants that HP hardware Products conform to Specifications. These warranties do not include periodic recalibration (recommended for some Products), unless specifically covered in the warranty terms for such Products.

             (g) HP warrants that Software will not fail to execute its programming instructions due to defects in materials and workmanship when properly installed and used on the Device designated by HP. HP further warrants that HP owned standard Software will substantially conform to Specifications. HP does not warrant that Software will operate in hardware and software combinations selected by Impresse, or meet requirements specified by Impresse.

             (h) HP does not warrant that the operation of Products will be uninterrupted or error free.

             (i) HP warrants that each HP hardware, software, and firmware Product delivered under the terms and conditions in this Agreement will be able to accurately process date data

(including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, when used in accordance with the Product documentation provided by HP (including any instructions for installing patches or upgrades), provided that all other products (e.g. hardware, software, firmware) used in combination with such Product(s) properly exchange date data with it. If the Specifications require that specific Products must perform as a system in accordance with the foregoing warranty, then that warranty will apply to those HP Products as a system, and Impresse retains sole responsibility to ensure the Year 2000 readiness of its information technology and business environment. The duration of this warranty extends through January 31, 2001. To the extent permitted by local law, this warranty applies only to branded HP Products and not to products manufactured by others that may be sold or distributed by HP. This warranty
Section 8.1 (i) applies only to HP Products shipped after July 01, 1998. The remedies applicable to this Section, 8.1 (i), are those provided in Section
8.1 j) below. Nothing in this warranty will be construed to limit any rights or remedies provided elsewhere in the terms and conditions of this Agreement with respect to matters other than Year 2000 compliance.

             (j) If HP receives notice of defects or non-conformance to hardware Specifications, or substantial non-conformance to HP owned standard Software Specifications during the warranty period, HP will, at its option, repair (and recalibrate only as necessitated by repairs), or replace the affected Products. If HP is unable, within a reasonable time, to repair, replace or correct a defect or non-conformance in a Product to a condition as warranted, Impresse will be entitled to a refund of the purchase price upon prompt return of the Product to HP. Impresse will pay expenses for return of such Products to HP. HP will pay expenses for shipment of repaired or replacement Products, except for Products returned to Impresse from another country.

             (k) HP warrants that Support will be provided in a professional and workmanlike manner. HP will replace, at no charge, parts which are defective and returned to HP within 90 days of delivery.

             (l) Some newly manufactured Products may contain and Support may use remanufactured parts which are equivalent to new in performance.

             (m) The above warranties do not apply to defects resulting from improper or inadequate maintenance or calibration by Impresse; Impresse or third party supplied software, interfacing or supplies; unauthorized modification; improper use or operation outside of the Specifications for the Product; abuse, negligence, accident, loss or damage in transit; improper site preparation; or unauthorized maintenance or repair.

             (n) THE ABOVE WARRANTIES ARE EXCLUSIVE AND NO OTHER WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. HP SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         8.2 IMPRESSE WARRANTIES. Impresse represents and warrants to HP that
(a) Impresse has full power and authority to enter into and perform this Agreement, and (b) neither Impresse's entering nor performing this Agreement will violate any right of, or breach any obligation to, any third party under any agreement or arrangement between Impresse and such third party. EXCEPT FOR THE WARRANTIES PROVIDED ABOVE, IMPRESSE MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, TO ANY PERSON OR ENTITY WITH RESPECT TO THE IMPRESSE SERVICE AND IMPRESSE DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

9        INDEMNIFICATION

         9.1  IMPRESSE INDEMNITY.

                (a) Impresse will indemnify, defend and hold harmless HP and its affiliates, suppliers and agents from any liability, damages or costs (including reasonable attorneys' fees and expenses) arising from, or relating to, a claim (a) that the Impresse Service, including any technology or method therein and any product or service provided by Impresse thereunder, violates the intellectual property rights of a third party, or (b) by a third party arising from (i) the operation of the Impresse Service or any related product or service, or (ii) Impresse's advertising and marketing of HP's and Impresse's joint activities, provided HP

                      1)   promptly notifies Impresse in writing; and

                      2) cooperates with Impresse in, and grants Impresse sole control of the defense or settlement.

                (b) Impresse has no obligations for any claim of infringement arising from

                    1) Products, or the combination of such items into the Impresse Service, provide such combination is indicated under the applicable Product documentation or if such claim would have been avoided if such Product had not been so included

                    2) any modification of the Impresse Service by HP if such claim would have been avoided if such modifciation had not occurred, and

                    3)   any HP Logos or other materials provided by HP.

         (c) These terms state Impresse's entire liability for claims of intellectual property infringement.

         9.2  HP INDEMNITY

        (a) HP will defend or settle any claim against Impresse, that Products or Support (excluding Custom Products and Professional Services), delivered under the terms and conditions of this Agreement infringe a patent, utility model, industrial design, copyright, trade secret, mask work or trademark in the country where Products are used, sold or receive Support, provided Impresse

             3)  promptly notifies HP in writing; and

             4) cooperates with HP in, and grants HP sole control of the defense or settlement.

         (b) HP will pay infringement claim defense costs, settlement amounts and court-awarded damages. If such a claim appears likely, HP may modify the Product, procure any necessary license, or replace it. If HP determines that none of these alternatives is reasonably available, HP will refund Impresse's purchase price upon return of the Product if within one year of Delivery, or the Product's net book value thereafter.

         (c) HP has no obligation for any claim of infringement arising from

             1) HP's compliance with Impresse's designs, specifications or instructions;

             2) HP's use of technical information or technology provided by Impresse;

             3) Product modifications by Impresse or a third party;

             4) Product use prohibited by Specifications or related application notes; or

             5) use of the Product with products not supplied by HP.

         (d) These terms state HP's entire liability for claims of intellectual property infringement.

10       LIABILITY LIMITATIONS

         10.1  HP Liability Limitations

         (a) Products are not specifically designed, manufactured or intended for sale as parts, components or assemblies for the planning, construction, maintenance, or direct operation of a nuclear facility. Impresse is solely liable if Products or Support purchased by Impresse are used for these applications. Impresse will indemnify and hold HP harmless from all loss, damage, expense or liability in connection with such use.

         (b) To the extent HP is held legally liable to Impresse under this Agreement, HP's liability is limited to:

                1) payments described in Sections 8 and 9 above;

                2) damages for bodily injury;

                3) direct damages to tangible property up to a limit of U.S.$750,000;

                4) other direct damages for any claim based on a material breach of Support services, up to a maximum of 12 months of the related Support charges paid by Impresse during the period of material breach; and

                5) other direct damages for any claim based on a material breach of any other term of the terms and conditions of this Agreement, up to a limit of U.S.$750,000 or the amount paid to HP for the associated Product, whichever is less.

         (c) Notwithstanding Section 10 b) above, in no event will HP or its affiliates, subcontractors or suppliers be liable for any of the following:

                1) actual loss or direct damage that is not listed in 10.1b)
                   above;
                2) damages for loss of data, or software restoration;
                3) damages relating to Impresse's procurement of substitute products or services (i.e., "cost of cover"); or
                4) incidental, special or consequential damages (including downtime costs or lost profits, but excluding payments described in Section 9 above and damages for bodily injury).

         (d) THE REMEDIES IN THIS AGREEMENT ARE IMPRESSE'S SOLE AND EXCLUSIVE REMEDIES.

         10.2 Impresse Liability Limitations

         (a) To the extent Impresse is held legally liable to HP under this Agreement, Impresse's liability is limited to:

                6) payments described in Sections 8 and 9 above;

                7) damages for bodily injury;

                8) direct damages to tangible property up to a limit of U.S. $750,000;

                9) other direct damages for any claim based on a material breach of any other term of the terms and conditions of this Agreement, up to a limit of U.S.$750,000.

         (b) Notwithstanding Section 10.2 b) above, in no event will Impresse or its affiliates, subcontractors or suppliers be liable for any of the following:

                1) actual loss or direct damage that is not listed in 10.2b) above;

                2) damages for loss of data, or software restoration;

                3) damages relating to HP's procurement of substitute products or services (i.e. "cost of cover")

                4) incidental, special or consequential damages (including downtime costs or lost profits, but excluding payments described in Section 9 above and damages for bodily injury).

         THE REMEDIES IN THIS AGREEMENT ARE HP'S SOLE AND EXCLUSIVE REMEDIES.

11       TERM AND TERMINATION

                                             [CONFIDENTIAL TREATMENT REQUESTED]

         11.1 TERM. This Agreement shall expire at the end of the Term unless the Parties agree to extend the Term.

         11.2 TERMINATION FOR BREACH. Either Party may terminate this Agreement if:

                  (a) The other Party is in material breach of this Agreement and fails to cure such breach within forty five (45) days of notice by the terminating Party of such breach; or

                  (b) The other Party becomes the subject of a petition in
               bankruptcy, whether voluntary or involuntary, which if involuntary is not dismissed within sixty (60) days, or becomes insolvent, or ceases to do business in the normal course.

         11.3 TERMINATION DUE TO FAILURE TO ACHIEVE MINIMUM FEES. Either Party may terminate this Agreement upon thirty (30) days written notice to the other Party, if the total Fees received by HP for each calendar years listed below do not equal the amounts as follows:


                  (a) calendar year 2000    [*]

                  (b) calendar year 2001    [*]

                  (c) calendar year 2002    [*]

                  (d) calendar year 2003    [*]


         11.4 TERMINATION DUE TO A CHANGE OF CONTROL. HP may terminate this Agreement if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), which is a Competitor of HP, shall own or control by proxy or otherwise, or shall be a party to any agreement or arrangement to obtain any right to acquire, a majority of the total Voting Securities of Impresse. "VOTING SECURITIES" means all of the capital stock of Impresse which is entitled to vote for the election of directors, all warrants, options, and other rights to immediately acquire such voting capital stock, and all other securities of Impresse which are immediately convertible at the option of the holder into any class of such voting capital stock.

         11.5 COMPENSATION FOR TERMINATION DUE TO A CHANGE OF CONTROL Upon termination under SECTION 11.4 above, Impresse will pay to HP, HP's monetary investment (excluding equity investment, if any, made by HP in Impresse under the terms of a separate agreement) plus thirteen percent (13%) compound interest, less net revenues paid to HP during the term of the Agreement. Such amount is due fifteen (15) days after termination.

         11.6 SURVIVAL. Termination or expiration of this Agreement shall not affect Impresse's obligation to pay all Fees and other amounts due to HP hereunder accrued prior to termination (or, where applicable, after termination). Neither the expiration nor termination of this Agreement (however occasioned) shall affect SECTIONS 1, 7, 8, 9, 10, 11, AND 12 each of which shall continue in full force and effect.

12       MISCELLANEOUS

* Represents confidential information for which Impresse Corporation is seeking confidential treatment with the Securities and Exchange Commission.

         12.1 HEADINGS; PLURAL TERMS. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof. All terms defined in this Agreement in the singular form shall have comparable meanings when used in the plural form and VICE VERSA.

         12.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its provisions concerning the applicability of the laws of other jurisdictions and without regard to the United Nations Convention on the International Sale of Goods.

         12.3 CONSTRUCTION. This Agreement is the result of negotiations among, and has been reviewed by, HP, Impresse and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of both Parties, and no ambiguity shall be construed in favor of or against HP or Impresse.

         12.4 ENTIRE AGREEMENT; PRIORITY. This Agreement constitutes and contains the entire agreement of HP and Impresse and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications between the Parties, whether written or oral, respecting the subject matter hereof. This Agreement shall supersede any provision of any purchase order or other document submitted by Impresse or any invoice or other document provided by HP hereunder, notwithstanding any provision in such purchase order or document to the contrary In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Exhibits attached hereto or incorporated herein, the terms and conditions of this Agreement shall take precedence.

         12.5 OTHER INTERPRETIVE PROVISIONS. References in this Agreement to "Sections," and "Exhibits" are to sections and exhibits herein and hereto unless otherwise indicated. The words "include" and "including" and words of similar import when used in this Agreement shall not be construed to be limiting or exclusive.

         12.6 NON-RESTRICTIVE RELATIONSHIP. This Agreement does not prevent either Party from (a) entering into similar agreements with others, whether or not in the same industry, or (b) independently developing (without breach of SECTION 7) materials, products and services the same as or similar to the materials, products or services provided by the other Party hereunder.

         12.7 NO PUBLICATION. Except with the prior written consent of both Parties (a) neither Party may publicize or disclose to any third party the terms of this Agreement, and (b) no press releases may be made regarding this Agreement or the relationship of the Parties.

         12.8 RELATIONSHIP OF THE PARTIES. Notwithstanding any provision hereof, this Agreement does not create, and is not intended to create, a joint venture, partnership or agency relationship between the Parties. For all purposes of this Agreement, each Party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Neither Party shall have any responsibility or liability of any kind to any subcontractors or third parties providing services to or for the benefit of the other Party. Each Party shall be free to manage and control its business as it sees fit, without the management, control or assistance of the other Party, except as otherwise prescribed herein.

         12.9 OWNERSHIP. Neither Party is granted any right, title nor interest to intellectual property owned by the other Party, either express or implied, except as may be explicitly provided herein.

         12.10 EXPORT ADMINISTRATION. It is Impresse's responsibility to comply with all relevant export control laws and regulations of the United States with respect to the Impresse Service and the products and services provided by HP to Impresse hereunder, and to assure that such products are not (a) exported, directly or indirectly, in violation of such export control laws, or (b) intended to be used for any purposes prohibited by such export control laws, including, without limitation, nuclear, chemical or biological weapons proliferation.

         12.11    ASSIGNMENT/SALE.

                (a) GENERALLY. Either party, or its permitted successive assignees or transferees, may assign or transfer this Agreement or delegate any rights or obligations hereunder and thereunder without consent of the other: (i) to any entity controlled by, or under common control with, such Party, or its permitted successive assignees or transferees; or (ii) in connection with a merger, reorganization, transfer, sale of assets or product lines, or change of control or ownership of such Party, or its permitted successive assignees or transferees; PROVIDED that if Impresse assigns this Agreement to a Competitor of HP, HP has the option to terminate this Agreement as set forth in Section 11.4. Except as provided above, this Agreement may not be assigned or delegated by either Party without the prior written consent of the other Party.

                (b) GENERALLY. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. Any permitted successor or assign shall execute such instruments and agreements as the non-assigning Party shall reasonably request to evidence the assumption by the assignee of all of the obligations of the assigning party hereunder.

         12.12 NOTICES. All notices that are required to be given under this Agreement shall be in writing and shall be sent to the respective address set forth below, or such other address as each Party may designate by notice given in accordance with this Section. Any such notice may be delivered by hand, by overnight courier, by first class pre-paid letter or by facsimile transmission, and shall be deemed to have been received: (a) by hand delivery, at the time of delivery; (b) by overnight courier, on the succeeding business day; (c) by first class mail, two business days after the date of mailing; and (d) by facsimile, immediately upon confirmation of transmission provided a confirmatory copy is sent by first class pre-paid, by overnight courier or by hand by the end of the next business day.

NOTICES.


For HP:                                  For Impresse:
Hewlett-Packard Company                         Impresse Corporation.
19411 Pruneridge Road, MS 44M5                  1309 S. Mary Ave
Cupertino, CA  95014                            Sunnyvale, CA  94087
Attention: Gina Cassinelli                      Attention: Brett E. Battles
Telephone: 408-447-1622                         Telephone: 408-530-2026
Facsimile: 408-447-7237                         Facsimile: 408-245-8336

With a copy of all notices (other
than notices of a primarily technical
nature) to:
Hewlett-Packard Legal                            Chief Financial Officer
Hewlett-Packard Company                          ImpresseCorporation
19411 Pruneridge Road, MS 44L19                  1309 S. Mary Ave
Cupertino, CA  9501                              Sunnyvale, CA  94087
Telephone:  408-725-8900                         Telephone: 408-530-2000
Facsimile:  408-447-5104


         12.13 WAIVER AND MODIFICATION. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes, modifications or waivers are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both Parties by an authorized representative.

         12.14 SEVERABILITY. If any provision in this Agreement is found or held to be invalid or unenforceable, then the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. However, if the severed provision is essential and material to the rights or benefits received by either Party, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects their intent in entering into this Agreement.

         12.15 FORCE MAJEURE. Nonperformance of either Party will be excused to the extent that performance is rendered impossible by earthquake, strike, fire, flood, governmental acts or order or restrictions or other similar reason where failure to perform is beyond the control and not caused by the negligence of the non-performing Party, PROVIDED that the non-performing Party gives prompt notice of such conditions to the other Party and makes all reasonable efforts to perform.

         12.16 JURISDICTION; PREVAILING PARTY. Any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in, Santa Clara County, California. In any action or proceeding to enforce rights under this Agreement, the prevailing Party will be entitled to recover costs and attorneys fees.

         12.17 EXHIBITS. The attached Exhibits are hereby incorporated into this Agreement:


          Exhibit A        Porting Requirements and Terms

          Exhibit B        Project Schedule

          Exhibit C        Account Managers

          Exhibit D        Product Discount

          Exhibit E16      HP Terms and Conditions of Sales and Service

          Exhibit SS       HP System Support Options


        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

HEWLETT-PACKARD COMPANY                     IMPRESSE CORPORATION.

By:                                         By:
   ---------------------------------           -------------------------------

Name:                                       Name:

Title:                                      Title:

                                    EXHIBIT A
                         PORTING REQUIREMENTS AND TERMS

1. "HP EQUIPMENT" means the following equipment provided to Impresse by HP to assist Supplier in its porting obligations under the Agreement:

2 HP9000 R390 SERVERS for porting, including Web QoS 2.0, HP-UX, CD-Rom disk, 100 BaseT LAN connection.

2.       TERMS OF EQUIPMENT LOAN

1. LOAN OF EQUIPMENT. HP hereby loans to Impresse, for the applicable Loan Term defined below, the HP Equipment as defined above. HP may, from time to time, add, upgrade, or remove HP Equipment from Impresse's site during the Loan Term. All HP Equipment received by Impresse during the Loan Term will be described in an amendment to this Exhibit A signed by both parties. Impresse agrees, by its receipt of HP Equipment, that all HP Equipment is subject to the provisions of this Agreement.

2. LOAN TERM FOR PORT. The terms of this Exhibit A with respect to the HP Equipment will begin as of the Effective Date and run for a term of nine
(9) months (the "Port Loan Term"), unless earlier terminated by HP or Impresse upon thirty (30) days written notice to the other. HP may in writing extend the Port Loan Term, or establish a separate Term with respect to particular items of HP Equipment.

3. USE FOR PORT. Impresse may use the HP Equipment solely in to port the Impresse Service to the HP-UX computer systems as set forth in the Agreement. Impresse may not move any HP Equipment from the location specified in the HP Equipment Schedule without the prior written consent of HP. Impresse's right to use the HP Equipment is non-transferable.

4. SOFTWARE AND DOCUMENTATION. All software provided with the HP Equipment is hereby licensed to Impresse under HP's standard Software License Terms. If Impresse requires a license to use any software other than as stated in the Software License Terms, that license must be specified in a HP Equipment Schedule. Any documentation listed in the HP Equipment Schedule is licensed to Impresse for its use solely for the purposes stated in Section 3 above. If Impresse wishes to make copies of any documentation, it must first obtain HP's prior written consent.

5. OWNERSHIP. HP retains all right, title and ownership to the HP Equipment, unless any such HP Equipment is purchased by Impresse. Impresse hereby nominates and appoints HP as its attorney-in-fact for the sole purpose of executing and filing, on Impresse's behalf, UCC-1 financing statements (and any appropriate amendments thereto) or a suitable substitute document (including this Agreement) under the provisions of the Uniform Commercial Code for the HP Equipment loaned to Impresse hereunder. If requested by HP, Impresse will affix any label or marking supplied by HP evidencing HP's ownership of the HP Equipment. HP may, from time to time, inspect the HP Equipment. Impresse may not sell, transfer, assign, pledge, or in any way encumber or convey the HP Equipment or any portion or component of such equipment.

6. WARRANTY DISCLAIMER. ALL HP EQUIPMENT IS PROVIDED "AS IS", WITHOUT WARRANTY OF ANY KIND, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Impresse understands that some newly manufactured HP Equipment may contain remanufactured parts equivalent to new in performance.

7. INDEMNIFICATION. Impresse hereby agrees to defend, indemnify and hold HP harmless from any claims or suits against HP arising from Impresse's use of the HP Equipment, including use by its employees, agents or subcontractors. Impresse will pay all costs, damages, losses and expenses (including reasonable attorneys' fees) incurred by HP and will pay any award with respect to any such claim or agreed to in any settlement.

8. MAINTENANCE. During the Term, Impresse will maintain all HP Equipment in good operating order and condition. All maintenance must be provided by personnel authorized by HP. HP will provide standard installation, support and maintenance for the HP Equipment at HP's standard rates to Impresse during the Term; however, all maintenance costs and expenses due to Impresse's negligence will be borne by Impresse. Impresse will be responsible for providing HP personnel ready and safe access to the HP Equipment for such maintenance and support.

9. RISK OF LOSS. Impresse will bear all risk of loss with respect to the HP Equipment from receipt until such HP Equipment is returned to HP. All HP Equipment returned to HP must include the same components as received by Impresse, and must be in good operating order and condition. Charges may be imposed by HP if Impresse fails to return the HP Equipment in such condition or within the return timeframe set forth herein.

10. SHIPPING COSTS. Unless otherwise agreed in writing by HP, Impresse will be responsible for and pay all delivery, freight and rigging charges, all taxes and duties, and all other shipping costs and expenses with respect to the delivery or return of any HP Equipment hereunder.

11. LIMITATION OF LIABILITY. HP WILL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, ARISING OUT OF THIS EXHIBIT A OR IMPRESSE'S USE OF THE HP EQUIPMENT.

12. TERMINATION. Upon expiration or earlier termination of the Port Loan Term, Impresse will return to HP all HP Equipment within 10 work days. HP may permit Impresse to purchase certain items of the HP Equipment upon termination under the purchase terms set forth below. In the event that Impresse is permitted to purchase any of the HP Equipment and fails to return that Equipment to HP upon expiration of the Port Loan Term within such 10-day period, Impresse will be deemed to have elected to purchase the HP Equipment, and HP will invoice Impresse accordingly.

                                    EXHIBIT B

                                PROJECT SCHEDULE


  ------ --------------------------------------------- --------------------------------
         DELIVERABLE                                   DUE DATE
  ------ --------------------------------------------- --------------------------------
    A    Impresse requests shipment of                 Within 1 month of Effective Date
         equipment specified in Exhibit A
  ------ --------------------------------------------- --------------------------------
    B    HP 9000 Servers identified in                 ASAP after item A due date.
         Exhibit A delivered to Impresse
  ------ --------------------------------------------- --------------------------------
    C    Launch Date                                   September 6, 1999
  ------ --------------------------------------------- --------------------------------
    D    Port of Impresse Service to HP-UX             Within 6 months of item B due
         complete (including QA and testing)           date.
  ------ --------------------------------------------- --------------------------------
    E    Impresse Service operating on HP-             Within 8 months of item B due
         UX platform as set forth in Section           date.
         3.1
  ------ --------------------------------------------- --------------------------------



                                    EXHIBIT C

                                ACCOUNT MANAGERS


Impresse                               HP
Name Brett E. Battles, Ph.D.           Name Betsy Youngdahl/Alix Gotthard

Address 1309 South Mary Avenue         Address 19111 Pruneridge Avenue, Bldg.
44

Sunnyvale, CA 94087                    Cupertino, CA 95014

Telephone Number 408 530 2026          Telephone Number 408 447 3115

Fax Number 408 245 8336                Fax Number 408 447 1917

Email Address bbattles@impresse.com    EmailAddress betsy_youngdahl@hp.com,
                                       alix_gothard@hp.com



                                             [CONFIDENTIAL TREATMENT REQUESTED]

                                  EXHIBIT D
                              PRODUCT DISCOUNTS


A. Impresse will receive the following discounts on the Products indicated solely on purchases made under this Agreement within one (1) year after effective date:


   PRODUCT                                                                                       DISCOUNT
   --------------------------------------------------------------------------------------- ----------------------
   HP9000 Servers
   --------------------------------------------------------------------------------------- ----------------------
       K, N, V and L class systems and future systems of similar size and performance               [*]
   --------------------------------------------------------------------------------------- ----------------------
       A, R class systems and future systems of similar size and performance                        [*]
   --------------------------------------------------------------------------------------- ----------------------



B. HP will provide Impresse with an enterprise storage solution at a maximum per MB rate of [*]. This negotiated price point is based upon the purchase by Impresse of a fully configured XP256 disk array with the following components and features:

                  1 - XP256 DKC
                  4 - XP256 DKU
                      9.2 TB Raw Capacity
                      8.1 TB Usable Capacity
                      62 - 36.9GB Array Groups
                  8 - 1 GB cache
                  4 - 128MB shared memory
                  4 - ACP pairs
                  2 - CHIP pair
                  1 - LUN Configuration Mgr XP
                  1 - Business Copy XP
                  1 - RAID Mgr XP
                  1 - LUN Configuration Manager XP
                  1 - Remote Control XP

     Note: The 36.9GB disk drives quoted are to be replaced with 45GB disk drives upon product availability.

The total price for the proposed XP256 Disk Array is [*] (i.e., [*]). The initial purchase for the configured XP256 will be [*]. The terms provided in this paragraph B will apply only to a purchase of an enterprise storage solution prior to one (1) year after the Effective Date.

C. HP reserves the right to add products to this Exhibit D as they become available on HP's corporate price list, and likewise, HP reserves the right to delete products off of this Exhibit D as they are obsoleted from HP's corporate price list.

* Represents confidential information for which Impresse Corporation is seeking confidential treatment with the Securities and Exchange Commission.

                                   EXHIBIT E16
                  HP TERMS AND CONDITIONS OF SALES AND SERVICES

         HP's sale of Products and Support and HP's license of Software are governed by these HP Terms and Conditions of Sale and Service.

1.   PRICES

     a) Prices include Delivery charges, unless otherwise indicated on the quotation, and are valid for the period indicated on the quotation or for the applicable purchase agreement ordering period, whichever expires first. Prices remain valid for 180 days from the original order date unless otherwise indicated on the quotation. Change orders that extend Delivery beyond those validity periods become new orders at prices in effect when HP receives the change orders. Support prices, except for Custom and prepaid Support, may be changed by HP upon 60 days written notice.

     b) Prices are exclusive of, and Impresse will pay, applicable sales, use, service, value added or like taxes, unless Impresse has provided HP with an appropriate exemption certificate for the Delivery jurisdiction.

2.   ORDERS

     a) Impresse will specify Ship To addresses within the country where the order is placed, unless otherwise agreed.

     b) Impresse may cancel orders for Products (except Custom Products) prior to shipment at no charge. Impresse will pay all charges for returning Products to HP's shipping location if Product orders are cancelled after shipment.

3.   DELIVERY

     HP will make reasonable efforts to meet Impresse's Delivery requirements. If HP is unable to meet Impresse's Delivery requirements, alternative arrangements may be agreed. In the absence of such agreement, Impresse's sole remedy is to cancel the order.

4.   SHIPMENT AND RISK OF LOSS

     HP will ship according to HP's standard commercial practice, and risk of loss and damage will pass to Impresse at Ship To address. If special packing or shipping instructions are agreed, charges will be billed separately to Impresse, and risk of loss and damage will pass to Impresse on delivery to Impresse's carrier.

5.   INSTALLATION AND ACCEPTANCE

     a) Product installation information is available with Products, on quotations or upon request. Installation by HP, when included in the purchase price, is complete when the Product passes HP's installation and test procedures.

     b) For Products with installation included in the purchase price, acceptance by Impresse occurs upon completion of installation by HP. For Products without installation included in the purchase price, acceptance by Impresse occurs upon Delivery, and will be presumed unless Impresse demonstrates within 14 days after Delivery that the Product does not pass HP's established test procedures or programs.

     c) If Impresse schedules or delays installation by HP more than 30 days after Delivery, Impresse acceptance of the Product(s) will occur on the 31st day after Delivery.

6.   PAYMENT

     a) Payment terms are subject to HP credit approval. Payment is due 30 days from HP's invoice date. Invoices for contractual support services and maintenance will be issued in advance of the Support period. HP may change credit or payment terms at any time when, in HP's opinion, Impresse's financial condition, previous payment record, or the nature of Impresse's relationship with HP so warrants.

     b) HP may discontinue performance if Impresse fails to pay any sum due, or fails to perform under this or any other HP agreement if, after 10 days written notice, the failure has not been cured.

     c) Title to hardware Products will pass upon the later of full payment or Delivery of Products.

7.   SUPPORT

     a) Impresse may order Support from HP's then current Support offering. Some Support (and related Products) may not be available in all countries. Orders for Support are subject to the terms of the Support exhibit or quotation in effect on the date of order.

     b) To be eligible for Support, Products must be at current specified revision levels and, in HP's reasonable opinion, in good operating condition.

     c) HP may, at no additional charge, modify Products to improve operation, supportability and reliability, or to meet legal requirements.

     d) Relocation of Products is Impresse's responsibility. Relocation may result in additional Support charges and modified service response times. Support of Products moved to another country is subject to availability.

     e) HP will provide Support for products not supplied by HP when approved by HP in writing. HP will provide Support for HP Products when Impresse allows HP to perform modifications if requested by HP under Section 8.
        c) above. Impresse is responsible for removing any products not eligible for Support to allow HP to perform Support services. If Support services are made more difficult because of such product(s), HP will charge Impresse for the extra work at HP's standard rates.

     f) Support does not cover any damage or failure caused by:

        1)  use of non-HP media, supplies and other products; or

        2)  site conditions that do not conform to HP's site specifications; or

        3) neglect, improper use, fire or water damage, electrical disturbances, transportation by Impresse, work or modification by people other than HP employees or subcontractors, or other causes beyond HP's control; or

        4) inability of any non-HP products in Impresse's environment to correctly process, provide or receive date data (i.e., representations for month, day, and year), and to properly exchange date data with the Products supplied by HP.

     g) Impresse is responsible for maintaining a procedure external to the Products to reconstruct lost or altered Impresse files, data or programs. Impresse will have a representative present when HP provides Support services at Impresse's site. Impresse will notify HP if Products are being used in an environment which poses a potential health hazard to HP employees or subcontractors; HP may require Impresse to maintain such Products under HP supervision.

     h) Impresse may delete Products under Support or cancel Support orders upon 30 days written notice. Upon 60 days written notice, HP may cancel Support orders or delete Products no longer included in HP's Support offering.

8.    LICENSES

     "Use" means storing, loading, installing, executing or displaying Software on a Device.

     "Software License" means the Use authorization(s) for the Software specified by HP in its quotation, invoice or other documentation. Each Software License has a corresponding License Fee.

     "License Fee" means the fee or fees designated by HP for Use of Software. Different License Fees may apply to particular Software if more than one Software License is available for that Software.

     a) In return for the License Fee, HP grants Impresse a non-exclusive license to Use the Software listed in Impresse's order in conformance with the applicable Software License. Details of the types of Software Licenses offered are available from HP on request. If no Software License is specified, then, in return for the applicable fee, HP grants Impresse a license to Use one copy of the Software on one Device at any one time. All Software Licenses will be perpetual unless terminated, transferred or otherwise specified.

        If Impresse is an HP authorized reseller, Impresse may sublicense the Software to an end-user for its Use, or (if applicable) sublicense the Software to an HP authorized reseller for subsequent distribution to an end-user for its Use. These sublicenses must incorporate the terms of this Section 10 in a written sublicense agreement, which will be made available to HP upon request.

     b) Unless otherwise permitted by HP, Impresse may only make copies or adaptations of the Software for archival purposes or when copying or adaptation is an essential step in the authorized Use of the Software on a backup Device, provided that copies and adaptations are used in no other manner and provided further that the Use on the backup Device is discontinued when the original or replacement Device becomes operable.

     c) Impresse must reproduce all copyright notices in or on the original Software on all permitted copies or adaptations. Impresse may not copy the Software onto any public or distributed network.

     d) Bundled Software or Firmware provided to Impresse may only be used when operating the associated Device in configurations as sold or subsequently upgraded by HP. Impresse may transfer Firmware only upon transfer of the associated Device.

     e) Updates, upgrades or other enhancements are available under HP Support agreements. HP reserves the right to require additional licenses and fees for Use of the Software on upgraded Devices.

     f) The Software is owned and copyrighted by HP or by third party suppliers. Impresse's license confers no title or ownership and is not a sale of any rights in the Software, its documentation, or the media on which they are recorded or printed. Third party suppliers may protect their rights in the Software in the event of any infringement.

     g) Impresse will not disassemble or decompile the Software without HP's prior written consent. Where Impresse has other rights under statute, Impresse will provide HP with reasonably detailed information regarding any intended disassembly or decompilation. Impresse will not decrypt the Software unless necessary for legitimate use of the Software.

     h) Impresse's Software License is transferable subject to HP's prior written authorization and payment to HP of any applicable fees. Impresse will immediately upon transfer deliver all copies of the Software to the transferee. The transferee must agree in writing to the terms of Impresse's license. All license terms will be binding on involuntary transferees, notice of which is hereby given. Impresse's license will automatically terminate upon transfer.

     i) HP may terminate Impresse's or any transferee's or sublicensee's Software License upon notice for failure to comply with any applicable license terms. Immediately upon termination, the Software and all copies of the Software will be destroyed or returned to HP. Copies of the Software that are merged into adaptations, except for individual pieces of data in Impresse's or transferee's or sublicensee's data base, will be removed and destroyed or returned to HP. With HP's written consent, one copy of the Software may be retained subsequent to termination for archival purposes.

     j) If the Software is licensed for use in the performance of a U.S. government prime contract or subcontract, Impresse agrees that Software is delivered as "Commercial computer software" as defined in DFARS 252.227-7013 (Oct 1988), DFARS 252.211-7015 (May 1991) or DFARS
        252.227-7014 (Jun 1995), or as a "commercial item" as defined in FAR 2.101(a), or as "Restricted computer software" as defined in FAR 52.227-19 (Jun 1987), whichever is applicable. Impresse agrees that the regulations and obligations in Exhibit U1 apply to all such Software and that the Software is adequately marked when the Restricted Rights legend in Exhibit U1 is affixed to the Software media. Impresse further agrees that the Software has been developed entirely at private expense.

9.   GENERAL

     a) Transactions may be conducted through Electronic Data Interchange ("EDI") or other electronic methods, as agreed.

     b) HP will not be liable for performance delays or for non-performance, due to causes beyond its reasonable control.

     g) Provisions herein which by their nature extend beyond the termination of any sale or license of Products or Support will remain in effect until fulfilled.

     h) Impresse's purchase or license of Products and Support will constitute Impresse's acceptance of these HP Terms and Conditions of Sale and Service, which may not be changed except by an amendment signed by an authorized representative of each party.

                                    EXIBIT SS
                            HP SYSTEM SUPPORT OPTIONS

         HP System Support Options are governed by this Exhibit and the (HP) Terms and Conditions of Sale and Service or HP Business Terms.

1.   SERVICES INCLUDED

     HP System Support Options are offered in one year and three year increments. HP System Support Options provide the following features for HP Products. Not all of the features are offered with every option or supported Product. Features for each option will be provided as described in the specifications sheet for HP System Support Options. Some service features have prerequisites. Service features may include one or more of the following:

     - On-site hardware support during warranty
     - Flexible call submittal
     - Phone-in software assistance
     - License to Use software updates
     - Software media and documentation updates
     - HP SupportLine electronic support
     - Escalation management
     - Remote support (for selected HP Products)
     - HP PowerPatch tapes (for selected HP Products)
     - Assigned account support engineer
     - Assigned HP Response Center account advocate
     - Patch management assistance
     - Operational reviews
     - System release planning seminars and assistance
     - Installation of software updates
     - Installation, configuration, and verification of systems and network

2.    PREREQUISITES

     HP reserves the right to make the final judgment as to whether Impresse adequately meets the prerequisites for HP System Support Options outlined in this exhibit.

     a. MINIMUM SYSTEM CONFIGURATION. Except for systems capable of diagnostic self-test, HP System Support Options require, at a minimum, that a system include a central processing unit (CPU), a peripheral capable of reading standard HP diagnostics and verification tests, and a peripheral that allows HP to interact fully with the covered Products.

     b. UNIFORM COVERAGE. All Products that constitute the minimum system configuration must be covered at the same HP System Support Options service level.

        Options 0S0 - 0S6 AND 3Y0 - 3Y6 may not be combined on the same contract for software-only Products.

     c. CONNECTORS AND CABLES. All Products covered by HP System Support Options must be interconnected by cables or connectors listed in the appropriate Manufacturer's HP documentation as compatible with the CPU. For HP Products not meeting this requirement, service is available at HP's standard service rates.

     d. SOFTWARE SUPPORT. All HP systems for which execution of diagnostic tests is software-dependent must, at a minimum, be covered by an HP System Support option that provides periodic software updates.

     e. COVERAGE REQUIREMENTS. For HP System Support Options orders that include software support, all systems supported by one system manager, except PC systems, must be covered by an HP System Support Option or by an existing contractual HP software support service.

     f. RIGHT TO COPY DOCUMENTATION. Impresse may copy documentation updates for use with other systems covered by an HP System Support option that provides software support.

     g. SOFTWARE LICENSES. Impresse can purchase HP System Support Options only for HP Software for which Impresse has rightfully acquired an appropriate HP Software License.

     h. SOFTWARE AND DOCUMENTATION UPDATES. For each software product covered under HP System Support service, Impresse must select, if applicable, at least one copy of software and documentation by designating the appropriate media options. This prerequisite does not apply to PC systems, except PC software whose functionality depends on software that resides on systems covered by HP System Support Options.

     i. DESIGNATED CALLERS AND TRAINING REQUIREMENTS. The following contacts for HP must be designated and trained through completion of the appropriate HP training courses as defined by HP: system manager and alternate; after normal business hours authorized caller; if applicable, network operator and alternate; if applicable, application software manager and alternate; and if applicable, additional HP Response Center callers. Only the designated callers can use the HP Response Center.

     i. ORDERING OPTIONS. For HP System Support Options that provides software support, Impresse must purchase the HP System Support service product option(s) that correspond to Impresse's processor, maximum number of users for the supported HP system, and application software.

     j. REMOTE SUPPORT. For HP to provide remote support, Impresse must give authorization and provide access to a qualified modem, as well as access to one voice-grade telephone and one data-quality telephone line or network with terminations near the system. For Support using either the High Availability Observatory or remote network support tools, Impresse must allow HP to install and provide HP adequate space for and access to an HP-owned workstation, as well as provide a dedicated ISDN line and an Internet e-mail connection, and for High Availability Observatory, an HP or Impresse-owned router. For services with a call to repair commitment on network interconnect devices, Impresses must also provide an alternative, non-dedicated data-quality telephone line and modem or a network connection to the console port of the network device. If HP cannot access a system remotely, HP may charge standard service rates if on-site service is needed.

     k. HP ELECTRONIC SUPPORT CENTER. HP Electronic Support Center is available via the WorldWide Web. With a Web Browser, Impresse can access the HP Electronic Support Center. FTP access is required for some electronic services. Designated callers who submit HP Response Center calls via HP Electronic Support center must meet the same training requirements as the system manager.

     l. MINIMUM NETWORK CONFIGURATION. Impresse must have at least one system on the network covered under HP System Support Service.

     m. COUNTRY BOUNDARIES. All systems supported by one system manager must be located within the same country.

     n. PRIORITY PLUS SUPPORT. Products may be covered by the Priority Plus hardware service level if HP System Support Options charges for a site exceed a minimum amount. If remote support is available on the Products, Impresse must allow remote access to receive Priority Plus Support.

     o. ELIGIBILITY. For certain coverage levels, Impresse must meet the HP-specified minimum monthly billing to be eligible.

3.   SERVICE LIMITATIONS

     a. HARDWARE, SOFTWARE, AND NETWORK SUPPORT. Any services involving hardware, software or network-related problems not covered by the contractual service ordered will be subject to HP's standard service rates.

     b. MAXIMUM USE LIMITATIONS. Products operated in excess of their maximum usage rate (as specified in the Product's data sheet or operating manual) cannot be covered by HP System Support Options, but can be serviced at HP's standard service rates.

     c. OBSOLETE PRODUCTS. HP may cover obsolete hardware and software products that are beyond their specified support period using reasonable efforts as determined by HP.

     d. INTERFACES AND ACCESSORIES. HP may cover cables, connectors, accessories, and interfaces under the same hardware service level purchased for the Products with which they are used.

     e. SUPPORTED SOFTWARE VERSIONS. Unless otherwise specified by HP, HP provides contractual support only for the current and immediately preceding versions of HP Software, and only when the Software is used with hardware that is included in HP-specified configurations. If support coverage lapses, additional fees may be required to resume support coverage. HP will support specified versions of selected non-HP Software, but will not support the Software any longer than the vendor supports it. For non-HP Software, HP provides contractual support only for Software versions that are documented as supported on specified configurations.

     f. NON-HP SOFTWARE. Support for non-HP Software covered by HP contractual support services is limited, unless otherwise specified by HP, to telephone assistance and, if available to HP from the third-party software vendor, patches, workarounds, and updates. HP's decision on how long to offer HP Support on selected versions of non-HP Software is final.

     g. NON-HP PRODUCTS. HP is not liable for the performance or non-performance of third-party software vendors, their products, or their support services including design flaws in and/or incompatibility with non-HP products.

     h. HP SOFTWARE ON NON-HP SYSTEMS. HP System Support Options for specified HP Software Products used with designated non-HP systems provides the following features: phone-in assistance, software problem reporting, HP Electronic Support Center, HP information access and call submittal, license for software updates, and patches.

     i. ESCALATION MANAGEMENT. On-site assistance for critical software problems is limited to systems supported by one system manager and situated within a 12.5 mile (20 kilometers) radius of each other. Systems situated beyond this limit that require on-site assistance will be subject to additional charges at HP's standard service rates.

     j. ACCESS TO THE HP RESPONSE CENTER. HP Response Center use is limited to the system manager for the operating system and subsystem software; if applicable, the network operator for the network; if applicable, the application software manager(s) for each family of HP application software; and, if purchased, the after-hours coverage system manager, and additional HP Response Center callers. In the absence of any of these managers, the HP Response Center is available to their designated alternates.

     k. SOURCE CODE SUPPORT. For HP source code software covered under HP System Support Options, assistance is limited to problems that can be duplicated on the current version of the object code of the particular software. HP charges Impresse at HP's standard service rates for any other assistance required.

     l. HP PREDICTIVE SUPPORT AND HP HIGH AVAILABILITY OBSERVATORY (SELECTED SYSTEMS). HP is not responsible if HP Predictive Support Software or HP High Availability Observatory does not identify, track, or remedy system or peripheral problems prior to actual occurrence.

     m. NETWORK SOFTWARE COVERAGE WITHOUT NETWORK SUPPORT. Support for HP network software that provides multivendor node connectivity is limited to product-usage and problem-solving assistance and software update materials, unless network support is purchased.

     n. TRAVEL ZONES. Impresse sites located beyond 100 miles (160 kilometers) of a primary HP Support Responsible Office may be subject to travel charges, longer response times, reduced restoration or repair commitments and reduced coverage hours as specified in HP's Worldwide Impresse Support Travel and Office Directory. Availability of some coverage levels is based on distance from a primary HP Support Responsible Office.

     o. EXCLUSIONS. HP System Support Options do not include assistance that involves program development, coding, isolation of coding problems, implementation assistance, data recovery regardless of the cause of data loss or hardware malfunctions and problems or investigation time relating to the use of privileged mode code on HP 3000 systems. HP System Support Options do not include consulting unless a consulting option has been purchased. HP System Support Options are not a substitute for any formal training offered by HP.

     p. AVAILABILITY. Some HP System Support Options service features and coverage levels are subject to local availability.

     q. CONSUMABLES, USER REPLACEABLE PARTS, AND MAINTENANCE KITS. HP System Support services do not include the provision and installation by HP of consumables, user replaceable parts or maintenance kits.

     r. OUT OF COVERAGE HOURS. Impresse requests for hardware and software support services or installation and configuration services scheduled after HP's normal business hours may be subject to local availability and additional charges.

 4.  IMPRESSE RESPONSIBILITIES

     a. PRODUCT LIST. Impresse must maintain and provide to HP a current list of products supported under HP System Support service.

     b. ACCESS. Impresse must provide HP with the following:

        1) Access to the Products covered under HP System Support Options

        2) Adequate working space and facilities within a reasonable distance of the Products

        3) Access to and use of all information, internal resources, and facilities determined necessary by HP to service the Products

        4) For the Schedule support level, Impresse must designate a single work area acceptable to HP at Impresse site. This area must include shelves or racks for incoming and outgoing products, adequate open bench work space, adequate power and lighting, and access to a telephone. Before having a product serviced under the scheduled support level, Impresse must:

            a) Maintain a written log of model number, serial number, and current failure symptoms and be prepared to provide this information to HP upon request before the scheduled visit

            b) Locate all failed units to be repaired during a scheduled visit at the designated work area before the HP Impresse engineer arrives

            c) Call HP the workday before the day of the scheduled visit to provide information regarding the number and type of products requiring repair

     c. OPERATING PROCEDURES. Impresse must follow routine operating procedures as specified in the HP manufacturer's product operating manual.

     d. USAGE-LEVEL CHARGES. Impresse must allow HP to install or remove usage meters on specified electromechanical devices. Usage charges may be invoiced separately.

     e. DIAGNOSTIC/MAINTENANCE SOFTWARE (SELECTED SYSTEMS). Impresse must allow HP to keep system and network diagnostic and maintenance programs resident on Impresse's system or site for the exclusive purpose of performing diagnostics and maintenance. Prior to submitting a software problem report to HP, Impresse may be required to assist HP in running these HP-supplied programs. Impresses with HP High Availability Observatory or with HP Predictive Support Software must use the electronic data transfer capability it provides to inform HP of events identified by the Software. Impresse acknowledges that Impresse has no ownership interest in diagnostic software provided by HP and that HP may remove these diagnostic programs and any HP-loaned modems upon termination of HP System Support Options.

     f. SERVICE REQUESTS. Prior to placing a service request with HP, Impresse may be required to run HP-supplied diagnostic programs.

     g. REVISION LEVELS. Impresse must maintain all associated system hardware and firmware, except PC systems, at the latest HP-specified configuration and code revision level. For PC systems, Impresse must maintain all associated system hardware and firmware at a revision level specified by HP. Impresse must maintain HP-supported non-HP Software at a code revision level specified by HP.

     h. TELECOMMUNICATIONS CHARGES. Impresse is responsible for all telecommunications charges associated with using HP Electronic Support Center and with installing and maintaining ISDN links to HP Response Centers.

     i. TEMPORARY PROCEDURES. Impresse is responsible for implementing temporary procedures or workarounds while permanent solutions are being sought.

     j. YEAR 2000 PREPARATION. Impresse must ensure that its environment is Year 2000 compliant. HP System Support Service coverage is limited to the ability of HP branded products specified as Year 2000 compliant to correctly process, provide, or receive date data (i.e., representations for month, day and year). Impresse must promptly apply and test in its environment all Year 2000 updates and patches made available by HP. HP System Support service does not cover the inability of products not manufactured by HP and non-compliant HP products to correctly process, provide, or receive date data or the inability of these products to properly exchange date data with any products covered by HP System Support service.

5.   SOFTWARE LICENSE AND COPYRIGHTS

     a. UPDATES.

        1) HP grants Impresse a license to use software updates provided by HP under an HP System Support Option.

        2) In addition, HP grants Impresse a license to use and copy one copy of the updates received from HP for each HP Software Product license for which Impresse has purchased an HP System Support Option that provides software support. The license to copy updates on additional systems is not available for HP 9000 Series 1500 systems.

        3) Impresse agrees that the license to use and copy of the updates is governed by the HP Software License Terms (Exhibit E36) in effect on the date HP ships the update to Impresse. The HP Software License Terms are a part of this Exhibit.

     b. HP UPDATE OWNERSHIP. Impresse acknowledges that it does not own and has no right to, title to, or interest in the updates except as set forth in the HP Software License Terms.

     c. COPYRIGHT AND TRADEMARK NOTICES. Impresse agrees to reproduce and conspicuously affix those copyright and trademark notices from the original software or documentation on each copy of an update that Impresse makes or obtains from an electronic data source, such as HP Electronic Support Center support.

6.   MISCELLANEOUS

     a. CANCELLATION. If HP System Support Options are canceled, Impresse will receive a prorata refund only for the unused prepaid services. Charges for HP System Support Options cover a 12 month period for one year options and a 36 month period for three-year options.

     b. FINANCING. If HP System Support Options are financed as part of an HP Financing Agreement, the HP Financing Agreement terms and conditions regarding cancellation will govern.

     c. SUBCONTRACTORS. Notwithstanding anything to the contrary in HP Terms and Conditions of Sale and Service, HP reserves the right and Impresse consents to HP's use of subcontractors to assist in the provision of HP System Support service as HP deems appropriate, without notice to Impresse.

     d. REPLACEMENT PARTS. Replacement parts provided under HP System Support service may include new parts, equivalent to new parts, parts that are functionally equivalent to or better than the replaced part, or whole unit replacements. Replacement parts may or may not be manufactured in Trade Agreement Act compliant countries.